Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Bakkt Holdings, Inc. of our report dated March 29, 2023, except for the second paragraph of Note 16 as to which the date is April 18, 2023, with respect to the financial statements of Apex Crypto, LLC as of December 31, 2022 and 2021 and for the years then ended appearing in the Current Report on Form 8-K/A filed by Bakkt Holdings, Inc. on April 18, 2023.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Chicago, Illinois

April 25, 2023